Exhibit 99.1
N E W S R E L E A S E
FOR IMMEDIATE RELEASE
OCTOBER 7, 2022

CHESAPEAKE ENERGY CORPORATION ANNOUNCES FINAL EXCHANGE CONSIDERATION FOR ITS EXCHANGE OFFERS RELATING TO ITS WARRANTS

OKLAHOMA CITY, October 7, 2022 – Chesapeake Energy Corporation (NASDAQ:CHK) (“Chesapeake” or the “Company”) today announced the final figures that make up the exchange consideration for its previously announced exchange offers (each, an “Offer,” and collectively, the “Offers”) relating to its outstanding (i) Class A warrants (the “Class A warrants”), (ii) Class B warrants (the “Class B warrants”) and (iii) Class C warrants (the “Class C warrants,” and together with the Class A warrants and the Class B warrants, the “warrants”), each to purchase shares of common stock, par value $0.01 per share, of the Company (“common stock”). The Offers will expire at 11:59 p.m. (New York City time) on October 7, 2022 (the “Expiration Date”). Holders of warrants who intend and are eligible to participate in the Offers should tender their warrants as soon as possible in the manner described in the Company’s Schedule TO and Prospectus/Offers to Exchange, each, as amended, and related offering materials previously distributed to each holder.

“Class A Exchange Consideration” means, with respect to the Class A warrants to be exchanged by such exchanging holder, a number of shares of common stock equal to the product of (a) the number of Class A warrants to be exchanged by such exchanging holder; and (b) 0.8636; provided, however, that if the aggregate number of shares of common stock deliverable to any exchanging holder is not a whole number, then, in lieu of issuing any fractional share of common stock, the number of shares of common stock issuable will be rounded up to the nearest whole number.

“Class B Exchange Consideration” means, with respect to the Class B warrants to be exchanged by such exchanging holder, a number of shares of common stock equal to the product of (a) the number of Class B warrants to be exchanged by such exchanging holder; and (b) 0.8224; provided, however, that if the aggregate number of shares of common stock deliverable to any exchanging holder is not a whole number, then, in lieu of issuing any fractional share of common stock, the number of shares of common stock issuable will be rounded up to the nearest whole number.

“Class C Exchange Consideration” means, with respect to the Class C warrants to be exchanged by such exchanging holder, a number of shares of common stock equal to the product of (a) the number of Class C warrants to be exchanged by such exchanging holder; and (b) 0.7890; provided, however, that if the aggregate number of shares of common stock deliverable to any exchanging holder is not a whole number, then, in lieu of issuing any fractional share of common stock, the number of shares of common stock issuable will be rounded up to the nearest whole number.

Tendered warrants may be withdrawn by holders at any time prior to the Expiration Date in the manner described in the Company’s Schedule TO and Prospectus/Offers to Exchange, each, as amended, and related offering materials.

INVESTOR CONTACT:	MEDIA CONTACT:	CHESAPEAKE ENERGY CORPORATION
Chris Ayers (405) 935-8870 ir@chk.com	Brooke Coe (405) 935-8878 media@chk.com	6100 North Western Avenue P.O. Box 18496 Oklahoma City, OK 73154

The Offers are being made pursuant to an amended Prospectus/Offers to Exchange dated October 7, 2022 and an amended Schedule TO, dated September 12, 2022, each of which has been filed with the SEC and more fully set forth the terms and conditions of the Offers.

Chesapeake’s common stock, Class A warrants, Class B warrants and Class C warrants are listed on The Nasdaq Stock Market LLC under the symbols “CHK,” “CHKEW,” “CHKEZ” and “CHKEL,” respectively. As of August 17, 2022, there were 120,848,720 shares of common stock, 9,751,853 Class A warrants, 12,290,669 Class B warrants and 11,269,865 Class C warrants outstanding.

The Company has engaged Citigroup Global Markets Inc., Cowen and Company, LLC and Intrepid Partners, LLC as the dealer managers for the Offers. Any questions or requests for assistance concerning the Offers may be directed to Citigroup Global Markets Inc. at 1 (212) 723-7914; Cowen and Company, LLC at 1 (646) 562-1010; and Intrepid Partners, LLC at 1 (713) 292-0863. D.F. King & Co., Inc. has been appointed as the information agent for the Offers, and Equiniti Trust Company has been appointed as the exchange agent. Requests for documents should be directed to D.F. King & Co., Inc. at 1 (877) 732-3617 (for warrant holders) or 1 (212) 269-5550 (for banks and brokers) or via the following email address: chk@dfking.com.

Important Additional Information Has Been Filed with the SEC

Copies of the Schedule TO and Prospectus/Offers to Exchange, each, as amended, are available free of charge at the website of the SEC at www.sec.gov. Requests for documents may also be directed to D.F. King & Co., Inc. at 1 (877) 732-3617 (for warrant holders) or 1 (212) 269-5550 (for banks and brokers) or via the following email address: chk@dfking.com. A registration statement on Form S-4 relating to the securities to be issued in the Offers has been filed with the SEC and was declared effective on September 16, 2022.

This announcement is for informational purposes only and shall not constitute an offer to purchase or a solicitation of an offer to sell the warrants or an offer to sell or a solicitation of an offer to buy any shares of common stock in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. The Offers are being made only through the Schedule TO and Prospectus/Offers to Exchange, each, as amended, and the complete terms and conditions of the Offers are set forth in the Schedule TO and Prospectus/Offers to Exchange, each, as amended.

Holders of the warrants are urged to read the Schedule TO and Prospectus/Offers to Exchange, each, as amended, carefully before making any decision with respect to the Offers because they contain important information, including the various terms of, and conditions to, the Offers.

None of the Company, any of its management or its board of directors, or the information agent, the exchange agent or any dealer manager makes any recommendation as to whether or not holders of warrants should tender warrants for exchange in the Offers.

Headquartered in Oklahoma City, Chesapeake Energy Corporation is powered by dedicated and innovative employees who are focused on discovering and responsibly developing our leading positions in top U.S. oil and gas plays. With a goal to achieve net-zero direct GHG emissions by 2035, Chesapeake is committed to safely answering the call for affordable, reliable, lower carbon energy.

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